EXHIBIT 10

English translation for informational purposes only.
Execution version.

SHARE PLEDGE AGREEMENT ENTERED BETWEEN CONCESSOC 31 SAS, (“CONCESSOC”), VINCI AIRPORTS PARTICIPATIONS SAS (“VINCI AP”) AND SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S. A. DE C.V. (“SETA” AND, JOINTLY WITH CONCESSOC AND VINCI AP, THE “PLEDGORS”), AS PLEDGORS, AND SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, IN ITS CAPACITY AS COLLATERAL AGENT, ACTING ON BEHALF AND FOR THE BENEFIT OF THE “SECURED CREDITORS” (AS SUCH TERM IS DEFINED IN THE CREDIT AGREEMENT (AS SUCH TERM IS DEFINED BELOW)), AS PLEDGEE (THE “PLEDGEE” OR THE “COLLATERAL AGENT”, AS THE CONTEXT REQUIRES), WITH THE APPEARANCE OF GRUPO AEROPORTUARIO DEL CENTRO NORTE, S. A.B. DE C.V. (“OMA”) AND SETA, ACCORDING TO THE FOLLOWING RECITALS, REPRESENTATIONS AND CLAUSES (THE “AGREEMENT”):
RECITALS
FIRST. On July 31, 2022, Fintech Holdings, Inc., Bagual S.à r.l., Grenadier S.à r.l., Pequod S.à r.l., Harpoon S.à r.l. and Expanse S.à r.l., as sellers, Concessoc, as purchaser, SETA, Aerodrome Infrastructure S.à r.l. (“Aerodrome”), as acquired companies,  Fintech Investments Ltd, as seller guarantor, and Vinci Airports S.A.S., as purchaser guarantor, entered into a share purchase agreement (the “Share Purchase Agreement”).

SECOND. SETA is the legitimate owner of 49,766,000 series BB shares representative of the capital stock of OMA (the “OMA Shares”), Concessoc is the legitimate owner of 862,703,375 shares representative of the capital stock of SETA (the “SETA Shares”) and VINCI AP is the legitimate owner of 1 share representative of the capital stock of SETA (the “SETA Share” and, together with the OMA Shares and the SETA Shares, the “Pledged Shares”).

THIRD. On December 1, 2022, the shareholders of SETA authorized the execution of this Agreement in order for SETA to pledge in favor of the Pledgee the OMA Shares. A copy of the aforementioned corporate resolutions are attached hereto as Exhibit A.

FOURTH. On the 2 day of December, 2022 Concessoc, in its capacity as borrower, and various lenders, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as administrative agent, HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as lead arrangers, among others, entered into a credit and guaranty agreement for the amount of up to $8,750,000,000.00 (eight thousand seven hundred and fifty  million 00/100 Mexican pesos), the proceeds of which will be used, among other purposes, to finance the acquisition that is the subject of the Share Purchase Agreement and to fund certain reserve accounts (the “Credit Agreement”). A copy of the Credit Agreement and the Guaranty Agreement (as such term is defined below) are attached hereto as Exhibit B.

FIFTH. On December 7, 2022, each of SETA and Aerodrome, as guarantors, entered into guarantor joinder agreement, pursuant to which they became guarantors under the Credit Agreement (the “Guarantor Joinder Agreement”).

SIXTH. The parties to the Credit Agreement agreed that this Agreement is entered into for the purpose of creating and perfecting a first-priority pledge (the “Ordinary Pledge”) in favor of the Pledgee, as Collateral Agent, with respect to the Pledged Shares owned by each Pledgors.

SEVENTH. On June 11, 2021, the general ordinary shareholders' meeting of OMA resolved, among others, (i) to issue 49,766,000 Series B shares, representative of the capital stock of OMA to be used, if applicable, solely and exclusively, to carry out the conversion of Series BB shares representative of the capital stock of OMA into Series B shares representative of the capital stock of OMA in terms of Article Six, Eleventh and other applicable articles of OMA's bylaws, which are registered in the National Securities Registry (Registro Nacional de Valores) (the “RNV”) operated by the National Banking and Securities Commission (the “CNBV”), (ii) to carry out all acts that may be necessary so that, immediately after delivery of the instruction to convert the aforementioned shares: (a) initiate the listing on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) of the aforementioned shares converted into Series B shares representing the capital stock of OMA, (b) carry out the corresponding deposits, transfers or annotations with S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. for purposes of (y) recording that such shares have been pledged as a securities pledge, and (z) crediting the Series B shares representing the capital stock of OMA converted to the corresponding brokerage account; and (iii) the Secretary, who is not a member of the Board of Directors of OMA, to make the corresponding entries in the share registry book of OMA (the “Conversion Meeting”).

EIGHTH. In addition to the Ordinary Pledge, the parties to the Credit Agreement agreed to enter into a securities pledge agreement for the purpose of creating and perfecting a first priority pledge (the “Securities Pledge”) in favor of the Pledgee, in its capacity as Collateral Agent, acting for the benefit of the Secured Creditors with respect to Series B shares, representing the capital stock of OMA, owned by Aerodrome and SETA, respectively.

NINTH. In addition to the ordinary pledge and the Securities Pledge, the parties to the Credit Agreement agreed to enter into a non-possessory pledge agreement for the purpose of creating and perfecting a first priority pledge (the “Non-Possessory Pledge”) in favor of the Pledgee, in its capacity as Collateral Agent acting for the benefit of the Secured Creditors with respect to certain bank accounts of Concessoc and Aerodrome.

REPRESENTATIONS

I. Each of each Pledgors hereby represents, through its legal representatives, that:
(a) (i) with respect to Concessoc, it is a simplified stock company of French nationality (société anonyme simplifiée) legally incorporated and validly existing under the laws of France, (ii) with respect to VINCI AP, it is a simplified stock company of French nationality (société anonyme simplifiée) legally incorporated and validly existing under the laws of France, and (iii) with respect to SETA, is a company legally incorporated and validly existing under the laws of the United Mexican States (“Mexico”) and which is authorized to enter into and fulfill and has taken all actions necessary to authorize and secure the fulfillment of this Agreement.
(b) Each of its legal representatives has the necessary and sufficient authority to enter into this Agreement, which has not been revoked or modified in any way as of this date.
(c) In the case of (i) Concessoc, is the owner of the SETA Shares, (ii) VINCI AP, is the owner of the SETA Share, and (iii) SETA, is the owner of the OMA Shares, and each of them enters into this Agreement for the purpose of pledging the Pledged Shares in favor of the Pledgee, acting on behalf of and for the benefit of the Secured Creditors, as collateral for the due and timely performance of all “Obligations” (as such term is defined in the Credit Agreement) of the Borrower,  and each of the “Loan Parties” (as such term is defined in the Credit Agreement) (collectively, the “Secured Obligations”).
(d) The Pledged Shares are free and clear of any lien, except for the security interest created pursuant to this Agreement, and are representative of all (i) of the Series BB shares representative of capital stock of OMA, and (ii) of the capital stock of SETA. Each of the Pledged Shares has been duly authorized, validly issued and has been fully subscribed and paid.
(e) The execution and performance and the constitution of the pledge in accordance with this Agreement does not contravene its bylaws (each Pledgor having the authority to secure third party obligations) or any other constitutive document or any law, regulation, judgment or order applicable to it, or any agreement, amendment, deed or other instrument to which it is a party or to which its assets are subject, nor shall it result in the creation or imposition of any lien, claim or right of any third party on or in respect of such assets, other than the pledge created by this Agreement.
(f) Each Pledgor is current in the performance of any and all obligations arising out of or related to the Pledged Assets (as defined hereinafter).
(g) It is its will to enter into this Agreement for the purpose of creating a first priority pledge in favor of Pledgee to secure the performance of the Secured Obligations.
(h) This Agreement and the pledge over the Pledged Assets create a valid and perfected first priority lien upon the Pledged Assets to secure the due and timely performance of any and all of the Secured Obligations, respectively, and all entries and registrations and other actions necessary or convenient to perfect and protect such pledge have been duly performed.
(i) No consent of any third party, nor any authorization, permit or other act of, or notice to, or request before, any governmental authority or regulatory body is required for (i) each Pledgor to create the security interest over the Pledged Assets under this Agreement or for the execution, delivery or fulfillment of this Agreement by each Pledgor, (ii) the perfection or maintenance of the security interest created by this Agreement (including the first lien nature of such pledge), or (iii) the exercise by Pledgee, acting on behalf of and for the benefit of the Secured Creditors of their voting rights or any other rights or remedies with respect to the Pledged Assets under this Agreement, except for authorizations that have been previously obtained.
(j) Acknowledges and agrees that Pledgee is acting in its capacity as Collateral Agent on behalf of and for the benefit of the Secured Creditors.
(k) Acknowledges and agrees to the terms of the Credit Agreement and agrees that the pledge created under this Agreement secures, among other things, the payment and fulfillment of the Secured Obligations.

II. OMA hereby represents, through its legal representative, that:
(a) It is a stock company with variable capital legally incorporated and validly existing under the laws of Mexico.
(b) Its legal representative has the necessary and sufficient authority to execute this Agreement, which has not been revoked or modified in any way as of this date.
(c) The execution and performance, and the creation of the pledge pursuant to this Agreement, does not contravene its bylaws or any other constitutive document nor: (i) any law, regulation, judgment or order applicable to it, (ii) any agreement, amendment, deed or other instrument to which it is a party or to which its assets are subject, will result in the creation or imposition of any lien, claim or right of any third party on or with respect to such assets, other than the pledge created by this Agreement.
(d) It appears to the execution of this Agreement in order to (i) recognize and acknowledge the terms and conditions hereof and (ii) perform all corporate acts provided herein to document the pledging of the Pledged Shares in favor of the Pledgee.
(e) There are no restrictions, agreements or obligations recorded in the corporate books of OMA that limit the right of each Pledgor to pledge the Pledged Assets.

III. SETA hereby represents, through its legal representative, that:
(a) It is a variable stock company legally incorporated and validly existing in accordance with the laws of Mexico.
(b) Its legal representative has the necessary and sufficient authority to enter into this Agreement, which has not been revoked or modified in any way as of this date.
(c) The execution and performance, and the creation of the pledge pursuant to this Agreement, does not contravene its bylaws or any other constitutive document nor: (i) any law, regulation, judgment or order applicable to it, (ii) any agreement, amendment, deed or other instrument to which it is a party or to which its assets are subject, will result in the creation or imposition of any lien, claim or right of any third party on or with respect to such assets, other than the pledge created by this Agreement.

(d) It appears to the execution of this Agreement in order to (i) recognize and acknowledge the terms and conditions hereof and (ii) perform all corporate acts provided herein to document the pledge of the Pledged Shares in favor of the Pledgee.
(e) There are no restrictions, agreements or obligations registered in the corporate books of SETA that limit the right of each Pledgor to pledge the Pledged Assets.

IV. The Pledgee hereby represents, through its legal representatives, that:
(a) It is a banking institution legally incorporated and validly existing under the laws of Mexico, authorized in terms of the applicable laws, to enter into this Agreement and to fulfill its obligations hereunder.
(b) Its legal representatives have the necessary legal authority to bind it under the terms of this Agreement, and such authority has not been modified, restricted, limited or revoked as of this date.
(c) It is fully authorized and has obtained all the authorizations and approvals to enter into this Agreement and to fulfill its obligations hereunder.
(d) It is acting on behalf of and for the benefit of the Secured Creditors.

Rules of Interpretation. The parties hereto accept, acknowledge and agree that the following rules shall be the basis for interpreting the provisions of this Agreement: (i) terms used with initial capital letters shall be equally applicable to the singular and plural forms in accordance with their respective meanings; (ii) where the context so requires, any pronoun shall be deemed to include the corresponding masculine or feminine or neuter form; (iii) references to the Agreement and/or any other contract, agreement or document, or any specific provision thereof, shall be construed as references to such instrument or provision as modified in accordance with their respective terms; (iv) references to any laws, rules, codes and other general provisions, decrees or regulations in this Agreement shall be construed as references to such laws, rules, codes, provisions or regulations, as amended, modified, restated, supplemented or replaced, and shall include any regulations or rules enacted thereunder, as well as any judicial or administrative interpretations of such laws, rules, codes, provisions or regulations; (v) references to Sections, Clauses, subsections, paragraphs and Exhibits in this Agreement shall be construed as references to Sections, Clauses, subsections, paragraphs and Exhibits of this Agreement, unless otherwise expressly provided or unless it may be inferred otherwise from the context; (vi) each and every Exhibit attached to this Agreement is an integral part of this Agreement; (vii) the words “including” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless otherwise expressly provided; (viii) in computing any periods from a specified date to a specified date thereafter, the word “from” means “from and including”, the word “to” means “to but excluding” and the word “until” means “ until and including”; and (ix) references in this Agreement to any person shall be deemed to be references to such person's successors, heirs and permitted assigns, if applicable.

NOW, THEREFORE, in consideration of the foregoing recitals and representations, the Parties hereto agree to the following:

CLAUSES
FIRST. Creation of the pledge. (a) In order to secure the due and prompt satisfaction of any and all of the Secured Obligations, each Pledgor, hereby grants in favor of the Pledgee, acting on behalf and for the benefit of the Secured Creditors (and its successors and assignees), a first priority, legally and duly perfected (perfeccionada) pledge in, all of its rights and ownership over the following pledged assets: the Pledged Shares and the share certificates of said Pledged Shares and all present or future corporate and ownership rights pertaining to the Pledged Shares, including without limitation, all dividends, distributions, cash, cash equivalents, instruments, shares and other property from time to time received, receivable, paid, payable or otherwise distributed in respect of, or in exchange for, each Pledgor’ s interest in such Pledged Shares (collectively, the “Pledged Assets”). The pledge hereby constituted shall extend to all present or future claims, related to the amortization of principal, compensation for redemption of the Pledged Shares, credit balances in the event of withdrawal or exclusion, and as a result of liquidation proceedings, if any.
(b) For purposes of perfecting the pledge created hereunder, as required by section II of Article 334 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) (the “LGTOC”), on the date hereof, each Pledgor:

(i)	delivers to the Pledgee the original share certificates representing the Pledged Shares, respectively, endorsed in guaranty or pledge (endosado en garantía o prenda) in favor of the Pledgee; and
(ii)
delivers to the Pledgee, a copy, certified by the Secretary of the Board of Directors of OMA and SETA, of the last entry of the share registry book (libro de registro de acciones) of OMA and SETA, stating that the Pledged Shares have been pledged in favor of the Pledgee pursuant to this Agreement.

SECOND. Receipt of the Pledged Shares. Each Pledgor and the Pledgee hereby agree that the execution of this Agreement constitutes the acknowledgment of receipt by the Pledgee of the share certificates representing the Pledged Shares, in terms with Clause First of this Agreement, as set forth in Article 337 of the LGTOC.

THIRD. Voting rights. (a) Unless an “Event of Default” (as such term is defined in the Credit Agreement), and the Pledgee notifies the Pledgors in writing, in accordance with the form attached hereto as Exhibit C (the “Notice of Default”) and for the term of such default, has occurred and is continuing, each Pledgor, shall be entitled to exercise all voting rights pertaining to the Pledged Assets, provided that each Pledgor agrees that it will not vote the Pledged Shares in any manner that is contrary to, or inconsistent with the terms of this Agreement and the Credit Agreement.
(b) If an Event of Default has occurred and is continuing, and without prejudice to the provisions of Clause Eight below, each Pledgor acknowledges and accepts that each and all voting and other rights that they would otherwise be entitled to, shall cease, pursuant to paragraph (a) above, and all such rights shall thereupon become vested in the Pledgee, or, as the case may be, to the individual or legal entity that the latter expressly designates for such purposes, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other rights (in accordance with, but shall not be limited to, Article 338 of the LGTOC). For such purposes, each Pledgor shall, simultaneously to the date of execution of this Agreement, grant to the Pledgee, an irrevocable power-of-attorney, in terms of Article 2596 of the Federal Civil Code and its correlative articles in the civil codes of the other Mexican states, with all the powers that require a special or general clause in accordance with applicable laws, in substantially the same terms as those of the document attached hereto as Exhibit D, in order to allow the Pledgee, acting on behalf and for the benefit of the “Secured Creditors” (as such term is defined in the Credit Agreement), to exercise such voting rights over the Pledged Assets. The Pledgee shall be entitled to delegate such power of attorney. Such power of attorney shall include sufficient powers to enable the Pledgee to defend any and all Pledged Assets against any claim or demand. The granting of such powers of attorney shall be registered in the share registry book (libro de registro de acciones) of OMA and SETA.
Simultaneously with the execution of this Agreement, each Pledgor shall deliver to the Pledgee, OMA and SETA, an original testimony of the public deed containing the power of attorney referred to in the preceding paragraph, duly notarized before a notary public in Mexico.
The Pledgee shall not be held liable for the exercise of the voting rights in the abovementioned terms. The exercise of the voting rights set forth herein by the Pledgee shall not impair the exercise of any other rights of the Pledgee in accordance with this Agreement.

FOURTH. Distributions. (a) Unless the Pledgee has delivered a Notice of Default to the Pledgors, each Pledgor, shall have the right to receive any distributions paid in respect of the Pledged Shares.
All distributions made in respect of or in exchange of the Pledged Shares in any form other than cash, before or after the occurrence or continuity of an Event of Default, shall become a part of the Pledged Assets hereunder and, if received by each Pledgor, shall forthwith be delivered to the Pledgee (together with, if appropriate, proper instruments of assignment, endorsement of the relevant certificates, entries on the relevant registries and/or powers executed by each Pledgor) to be held in pledge hereunder, subject to the terms of this Agreement.
(b) On and from the time the Pledgee delivers a Notice of Default to the Pledgors, and subject to the enforcement procedure pursuant to applicable law, each Pledgor shall be entitled to receive all amounts in respect of any property right, including all dividends and principal repayments of the Pledged Shares and all Distributions made, in respect of the Pledged Assets (whether in cash, in kind, in additional shares or otherwise). All cash or other property received in exchange for or in respect of the Pledged Shares shall be part of the Pledged Assets, and if received by each Pledgor, shall be delivered to the Pledgee (together with, if appropriate, instruments for assignment, endorsement of the relevant securities, entries in the relevant books and/or powers of attorney executed by each Pledgor) to be held in pledge, subject to the terms and conditions of this Agreement.

FIFTH. Term. The pledge created hereunder shall remain in full force and effect until the due and timely payment, discharge, performance, and satisfaction when due (whether at stated maturity, by acceleration or otherwise) of each and all present and future Secured Obligations (the “Secured Obligations Termination Date”). Except for the provisions under Clause Twelfth hereof, the number of the Pledged Shares subject to this Agreement shall not be reduced, notwithstanding the compliance of any portion of the Secured Obligations.
No later than 5 (five) business days at the written request of the Pledgors and following the Secured Obligations Termination Date under the terms of the Credit Agreement, the Pledgee shall deliver to each Pledgor a notice of termination (the “Termination Notice”), substantially in terms of the format attached hereto as Exhibit E.
This Agreement constitutes a valid and continuing pledge of and security interest over the Pledged Assets and shall (i) remain in full force and effect until payment in full of all Secured Obligations, (ii) constitute an obligation of each Pledgor, its respective successors and assignees and inure, together with all rights and remedies accruing to Pledgee hereunder, to the benefit of Pledgee's successors, beneficiaries and assignees.
Upon the delivery by the Pledgee of a Notice of Default, the Pledgee shall have the right to execute the pledge created under this Agreement, in accordance with applicable law, in addition to its other rights and remedies hereunder, in accordance with the documents related to the Credit Agreement and as secured party, following the applicable procedure under the applicable law.
Each Pledgor agrees and undertakes to execute, enter and deliver such other documents and take such other actions as the Pledgee may deem necessary or advisable so that any sale or disposition of the Pledged Assets, upon the occurrence of an Event of Default, may be made in accordance with the applicable law. Any proceeds from such sale shall be applied to the payment of the Secured Obligations in accordance with the Credit Agreement.

SIXTH. Obligations of the Pledgors. Until the Secured Obligations Termination Date, the Pledgors shall:
(a) abstain from selling, assigning, exchanging, pledging or otherwise transferring, encumbering, diminishing or impairing its rights under the Pledged Shares or the other Pledged Assets or agreeing to do so except as otherwise permitted under the Credit Agreement or the other “Loan Documents” (as such term is defined in the Credit Agreement);
(b) abstain from taking any action or omitting to take any action, which may result in a decrease in the value of the Pledged Shares or the Pledged Assets or which may be reasonably expected to affect the Pledged Shares or the Secured Obligations;
(c) exercise voting rights or refrain from exercising any voting rights or permit the Pledgee to exercise such voting rights, in accordance to Clause Third of this Agreement;
(d) Notify the Pledgee in writing of any increase or decrease of its stake in OMA and SETA. Promptly and in any event within two (2) business days after becoming aware of any action or claim which may affect such Pledged Assets owned by it or the Pledgee's rights, title or interest in and enforceability of the Pledged Assets, or which may involve a violation of or be inconsistent with any of the terms and conditions of the documents related to the Credit Agreement, deliver a written notice to Pledgee describing and reporting in detail such recourse or claim and, unless otherwise instructed by Pledgee, defend such right, title or interest at its expense.

(e) deliver or cause to be delivered to the Pledgee upon the subscription (whether directly or indirectly through any subsidiary or affiliate or in any other manner) and payment of any increase in the capital stock of OMA or SETA, provided that the increases in relation to Series BB shares representing the capital stock of OMA or SETA, or upon the payment of a dividend in shares paid by OMA or SETA, as applicable (i) the share certificates received by each Pledgor (or its subsidiary or affiliate) evidencing such shares have been duly endorsed in guarantee (endoso en garantía) in favor of the Pledgee, and (ii) a copy of the share registry book (libro de registro de acciones) of OMA or SETA, as applicable, containing the entry evidencing that such shares have been pledged in favor of the Pledgee, certified as authentic by the Secretary of the Board of Directors of OMA or SETA, as applicable. Any such shares pledged pursuant to this paragraph (e) shall be considered Pledged Shares and be part of the Pledged Assets, pursuant to the terms of this Agreement;
(f) at any time, and from time to time, at the expense of each Pledgor, promptly execute and deliver further instruments and documents, and take all further actions that may be necessary or desirable, or that the Pledgee may reasonably request, in order to perfect and protect the security interest granted hereby, or to enable the Pledgee to exercise its rights and remedies hereunder; and
(g) comply with all of its obligations provided in the Credit Agreement, in accordance with the terms provided thereunder.

SEVENTH. Novation, amendment. Neither the execution of this Agreement, nor the pledge and security interest granted herein or the conversion of the OMA Shares in terms of the following clause shall constitute any novation (novación), amendment or payment of the Secured Obligations.

EIGHTH. Conversion.
SETA acknowledges and agrees that, pursuant to the terms and conditions set forth in OMA's bylaws and in accordance with the resolutions of the Conversion Meeting, in the event that an Event of Default under the Credit Agreement occurs and continues and the Pledgee has delivered a Notice of Default to the Pledgors, and provided that the Pledgors do not exhibit payment or, as the case may be, evidence of compliance, amendment, novation or waiver of the Secured Obligation in question within 1 (one) Business Day following the date of the Conversion Meeting, the OMA Shares, at the election of the Secured Creditors under the terms of the Credit Agreement, will be converted into Series B shares representing the capital stock of OMA and, as a result, will be registered in the RNV by the CNBV and listed in section I of the section of securities authorized for trading on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) (the “Converted Series B Shares”).
As a result of the foregoing, the parties hereto agree and SETA expressly consents that, immediately upon such conversion, at the election of the Secured Creditors in terms of the Credit Agreement, the OMA Shares that are Converted Series B Shares will be subject to the Securities Pledge in terms of the provisions of the applicable regulations. Notwithstanding the foregoing, SETA, if necessary or convenient, immediately undertakes to (i) carry out all acts and execute any and all documents that may be necessary or convenient in order to carry out the necessary adjustments to amend the nature of the pledge constituted under the terms of this Agreement, without being understood that by such circumstance there is a novation of the Secured Obligations or a termination of the pledge constituted under the terms of this Agreement, and (ii) notify OMA accordingly and any third parties (including any governmental authority) in order to record the change of the nature of the pledge.
The conversion of the Converted Series B Shares and the eventual pledge of such shares under the Securities Pledge will not affect the pledge constituted over the rest of the Pledged Shares in terms of this Agreement.

NINTH. Indemnity and expenses. (a) SETA agrees to pay at Pledgee’s written request all documented out-of-pocket costs and expenses of the Pledgee in connection with the negotiation, entering and ratification and enforcement of this Agreement or the conversion of the Pledged Shares in any circumstance (including, without limitation, the documented fees and expenses of Pledgee’s Counsel).
(b) SETA, agrees to indemnify and hold the Pledgee harmless, the Secured Creditors and their affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, documented counsel´s fees and expenses) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any litigation or proceeding or preparation of a defense in connection therewith) this Agreement and any of the transactions contemplated herein, except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such litigation or proceeding is brought by any party to the Credit Agreement, its directors, shareholders or creditors or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

TENTH. Counterparts. This Agreement may be executed in any number and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts together shall constitute one and the same instrument.

ELEVENTH. Notices. All notices and communications (including summons and any other judicial or extrajudicial notices or communications and also for purposes of extrajudicial proceedings), which under this Agreement are required or is allowed to be sent to any party of this Agreement, shall be in writing, in Spanish, and shall be delivered personally or sent through certified mail with return receipt requested, by transmission via e-mail, with the attached file in PDF format and signed in autograph signature by an attorney-in-fact of the respective Party, with acknowledgment of receipt automatically generated, without the need for subsequent delivery of the original to the other parties to this Agreement, to such other address or e-mail address as such party may designate by written notice to the other parties to this Agreement.
As long as the other parties to this Agreement do not receive a notice of change of address pursuant to this Clause, notices delivered to the address indicated in this Agreement shall be fully effective. Notices delivered personally or by specialized courier service shall be effective when delivered. Notices delivered by e-mail transmission shall be deemed delivered when they are received, according to the acknowledgement of receipt automatically generated by the electronic system. The parties to this Agreement indicate as their domiciles the following:

Concessoc:
Paseo de los Tamarindos No. 400-B, 7th floor
Bosques de las Lomas – 05120, Mexico City, Mexico
Tel: +52 55 4170 3040
E-mail address jarreola@nhg.com.mx
Attention: Javier Arreola Espinosa

VINCI AP:
Paseo de los Tamarindos No. 400-B, 7th floor
Bosques de las Lomas – 05120, Mexico City, Mexico
Tel: +52 55 4170 3040
E-mail address jarreola@nhg.com.mx
Attention: Javier Arreola Espinosa

OMA:
Plaza Metrópoli Patriotismo,
Av. Patriotismo No. 201, 5th floor
San Pedro de los Pinos, Alcaldía Benito Juárez
03800, Mexico City, Mexico.
Tel: 81 8625 4300
E-mail address: rperezpliego@oma.aero
Attention: Ruffo Pérez Pliego del Castillo

SETA:
Paseo de los Tamarindos No. 400-B, 7th floor
Bosques de las Lomas – 05120, Mexico City, Mexico
Tel: +52 55 4170 3040
E-mail address jarreola@nhg.com.mx
Attention: Javier Arreola Espinosa

The Pledgee:
Blvd. Manuel Ávila Camacho 1, 1st floor, Mexico City,
Lomas de Chapultepec - 11009
Tel: +52 55 5123 2859
E-mail address: jose.rivero@scotiabank.com
Attention: José Jorge Rivero Méndez

The parties to this Agreement provide the foregoing addresses for the purpose of judicial or extrajudicial summons, including but not limited to notarial interpellations and diligences of payment demand, seizure and summons to trial that are done with respect to this Agreement.

TWELFTH. Release of Pledge. Except as provided in the Credit Agreement and the other Credit Documents and according with the terms set forth therein, the release of the pledge granted under the terms of this Agreement may only be carried out after the Secured Obligations Termination Date. In each case and as applicable in each case, the Pledgee agrees to execute any documents that are necessary in order (i) to release the pledge subject matter of this Agreement at the cost and expense of SETA, and (ii) to return to the Pledgors the original share certificates representing the respective Pledged Shares, as applicable in each case.

THIRTEENTH. Amendments and waivers. No amendment to this Agreement is valid unless signed by all parties hereto. No waiver of any provision of this Agreement, and no consent to any breach by the Pledgors, shall in any event be effective unless the same shall be in writing and signed by the Pledgee. The failure of the Pledgee to exercise, or delay in exercising, any right hereunder shall operate as a waiver thereof. Any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right.

FOURTEENTH. Assignment. The rights and obligations derived from this Agreement may not be assigned or transferred to any third party, without the prior written consent of all the parties to this Agreement; provided that the Pledgee and the Secured Creditors may assign their rights under this Agreement pursuant to the terms set forth in the Credit Agreement.

FIFTEENTH. Exhibits. All the Exhibits hereto are an integral part of this Agreement, as if such Exhibits would have been inserted in the text of this Agreement.

SIXTEENTH. Disputes. This Agreement is entered into in accordance with the provisions of the Credit Agreement, and is subject to the terms and conditions set forth therein.

SEVENTEENTH. Independence of provisions. In the event that any provision of this Agreement shall be declared illegal or unenforceable by a court of competent jurisdiction, such provision shall be considered and construed separately from the other provisions contained herein and shall in no way affect the validity, legality and enforceability of this Agreement.

EIGHTEENTH. Entire agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior oral or written communications with respect to such subject matter.

NINETEENTH. Headings. The headings used at the beginning of the clauses of this Agreement are used only for the purpose of facilitating their consultation, and do not affect in any way their interpretation.

TWENTY. Applicable law and jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Mexico. For the interpretation, compliance and execution of this Agreement, each of the parties hereto expressly submits to the exclusive jurisdiction of the competent federal courts of Mexico City, Mexico, expressly waiving any other jurisdiction that, by reason of law, of its present or future domicile, or for any other reason, may correspond to it.

TWENTY FIRST. Formalization. Each Pledgor hereby enters into and agrees to (i) ratify this Agreement before a notary public selected by the Pledgee on the date of execution of this Agreement, (ii) submit this Agreement for registration in the Sole Registry of Movable Guarantees within 2 (two) business days from the date of ratification before a notary public, and (iii) deliver to the Pledgee evidence of such registration as soon as possible after the date of its registration but in any event within 5 (five) business days following the date on which it was submitted for registration in the Sole Register of Movable Guarantees; it being understood that SETA shall be obliged to pay all fees and expenses of the notary publics related to the ratification of this Agreement.

CONCESSOC 31 SAS
AS PLEDGOR

/s/ Javier Arreola Espinosa

By: Javier Arreola Espinosa
Title:  Attorney-in-fact

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Signature page of the Share Pledge Agreement entered between CONCESSOC 31 SAS, VINCI Airports Participations SAS and Servicios de Tecnología Aeroportuaria, S.A. de C.V., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee, with the appearance of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

VINCI AIRPORTS PARTICIPATIONS SAS
AS PLEDGOR

/s/ Javier Arreola Espinosa

By: Javier Arreola Espinosa
Title: Attorney-in-fact

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Signature page of the Share Pledge Agreement executed between Concessoc 31 SAS, VINCI Airports Participations SAS and Servicios de Tecnología Aeroportuaria, S.A. de C.V., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee, with the appearance of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V.
AS PLEDGOR

/s/ Javier Arreola Espinosa

Por: Javier Arreola Espinosa
Title: Attorney-in-fact

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Signature page of the Share Pledge Agreement entered between Concessoc 31 SAS, VINCI Airports Participations SAS and Servicios de Tecnología Aeroportuaria, S.A. de C.V., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee, with the appearance of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT
AS PLEDGEE

/s/ José Jorge Rivero Méndez By: José Jorge Rivero Méndez Title: Attorney-in-fact	/s/ Luis Michel Lugo Piña By: Luis Michel Lugo Piña Title: Attorney-in-fact

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Signature page of the Share Pledge Agreement entered between Concessoc 31 SAS, VINCI Airports Participations SAS and Servicios de Tecnología Aeroportuaria, S.A. de C.V., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee, with the appearance of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

WITH THE APPEREANCE OF
GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

/s/ Ruffo Pérez Pliego del Castillo

By: Ruffo Pérez Pliego del Castillo
Title: Attorney-in-fact

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Signature page of the Share Pledge Agreement entered between Concessoc 31 SAS, VINCI Airports Participations SAS and Servicios de Tecnología Aeroportuaria, S.A. de C.V., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee, with the appearance of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

WITH THE APPEREANCE OF
SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V.

/s/ Javier Arreola Espinosa

By: Javier Arreola Espinosa
Title: Attorney-in-fact

[Space intentionally left blank]

Signature page of the Share Pledge Agreement entered between Concessoc 31 SAS, VINCI Airports Participations SAS and Servicios de Tecnología Aeroportuaria, S.A. de C.V., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee, with the appearance of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

List of Exhibits

Exhibit A SETA Corporate Resolutions
Exhibit B Credit Agreement and Guarantor Joinder Agreement
Exhibit C Form of Notice of Default
Exhibit D Form of irrevocable special power of attorney
Exhibit E Form of Termination Notice

Exhibit A
SETA Corporate Resolutions

Exhibit B
Credit Agreement and Guarantor Joinder Agreement

Exhibit C

Form of Notice of Default

Mexico City, Mexico, [●], [●], 20[●].

Dear Sirs:

We refer to the stock pledge agreement  dated December 7, 2022 entered between Concessoc 31 SAS, Servicios de Tecnología Aeroportuaria, S.A. de C.V. (“SETA”) and Vinci Airports Participations SAS, as pledgor debtors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple y Grupo Financiero Scotiabank Inverlat in its capacity as collateral agent, acting on behalf and for the benefit of the “Secured Creditors” (as such term is defined in the credit agreement dated December 2, 2022, as Pledgee (the “Pledge Agreement”), with the appearance of Grupo Aeroportuario del Norte, S.A.B. de C.V. and SETA. The terms used with initial capital letters herein, unless otherwise defined herein, shall have the meaning ascribed to them in the Pledge Agreement.

Pursuant to and for the purposes of the Fifth andEighth clauses, and further applicable dispositions of the Pledge Agreement, we hereby give notice to you that an Event of Default has occurred and continues.

For such purposes, Exhibit 1 to this notice specifies and describes the Secured Obligation(s) in default. This Notice of Default is given for the purposes of the Third, Fourth, Fifth, Eighth and other applicable clauses of the Pledge Agreement, whereby the Pledgors have 1 (one) Business Day from the date of this Notice of Default to, exhibit to the Pledgee, the payment, or if applicable, evidence the compliance with the Secured Obligation described in Exhibit 1 hereto, or submit the document evidencing the extension of the term, novation or waiver of the Secured Obligation. In the event that the foregoing is not substantiated, the Pledgors expressly acknowledge, accept and consent to the execution of the pledge subject of the Pledge Agreement.
[●]
By:_____________________________
Name:
Title:
With copy to: Scotiabank Inverlat, S.A., Institución de Banca Múltiple y Grupo Financiero Scotiabank Inverlat, as collateral agent and pledgee to the Pledge Agreement.

Exhibit D
Form of irrevocable special power of attorney

[To be granted before notary public]

[●] (the “Grantor”) and hereby grants and confers under the terms of Articles 2553 (two thousand five hundred fifty-three), 2554 (two thousand five hundred fifty-four) and 2596 (two thousand five hundred ninety-six) of the Federal Civil Code and their correlatives of the civil codes of the different states of the United Mexican States, an IRREVOCABLE SPECIAL POWER OF ATTORNEY in favor of Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, in its capacity as pledgee under the share pledge agreement dated December 7, 2021 (as amended, hereinafter, the “Pledge Agreement”), entered into by the Grantor, as pledgor, and [●], as pledgee (the “Pledgee”), to be exercised through its legal representatives or officers, in order to exercise, execute and defend the corporate and economic rights of the Pledged Shares pledged in its favor under the Pledge Agreement, including to appear and vote at any of the shareholders' meetings of OMA or SETA issuing such Pledged Shares, solely and exclusively in the event that an Event of Default Notice has been filed under the terms of the Pledge Agreement. As of the date on which the foregoing event occurs, the Pledgee shall be entitled to exercise this power of attorney with respect to any of the Pledged Shares owned by the Grantor, pledged under the Pledge Agreement.
This power of attorney may only be exercised in accordance with the terms of the Pledge Agreement.
This power of attorney is irrevocable under the terms of Article 2596 (two thousand five hundred ninety-six) of the Federal Civil Code and its correlative articles in the Civil Codes of the other States of the Republic, since it has been granted as a condition in a bilateral agreement and as a means for the performance of an obligation contracted and will be in force as long as any Secured Obligations remain unpaid.
The terms used in this power of attorney with initial capital letters shall have the meaning assigned to them in the Pledge Agreement.

This power of attorney is granted in Mexico City, Mexico, this [●] day of [●], 2022.

Exhibit E
Form of Termination Notice

Servicios de Tecnología Aeroportuaria, S.A. de C.V.,
As pledgor under the Pledge Agrement
[domicile]
[telephone]
Attention: [●]
[e-mail adress]

Messrs:
We refer to the share pledge agreement dated December 7, 2022 (as amended from time to time, hereinafter the “Pledge Agreement”), entered into by between CONCESSOC 31 SAS, VINCI Airports Participations SAS and Servicios de Tecnología Aeroportuaria, S.A. de C.V., (together with Concessoc and VINCI AP, the “Pledgors”), as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee, with the appearance of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., pursuant to which the Pledgors pledged certain shares representing the capital stock of OMA and SETA in favor of the Pledgee.
Capitalized terms used in this notice and not expressly defined herein shall have the meaning and be used as defined in the Pledge Agreement.
In terms of the provisions of the Fifth clause of the Pledge Agreement, once the Secured Obligations Termination Date has been updated, we hereby notify you that all the amounts owed and that constitute Secured Obligations have been paid in full, granting each Pledgor the most ample discharge that according to law may be appropriate.

Sincerely,

Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as Pledgee of the Pledge Agreement

______________________________
Name: [●]
Title: Attorney-in-fact